Exhibit 23.2

Consent of Roscoe Postle Associates Inc.

I consent to the inclusion in this annual report on Form 40-F of North American Palladium Ltd., which is being filed with the United States Securities and Exchange Commission, of references to our name and references to our involvement in the preparation of technical information relating to the Lac des Iles mine (including the Offset Zone), Ontario and the Vezza Project, Quebec, included in the 2010 Annual Information Form of North American Palladium Ltd., dated March 31, 2011 (the “AIF”).

I also consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-13766) and in the Registration Statements on Form F-10 and amendments thereto (File Nos. 333-158082 and 333-164512) of the references to our name and the above-mentioned information in the AIF.

Dated this 31st day of March, 2011.

 /s/ DEBORAH A. MCCOMBE

Name: Deborah A. McCombe, P.Geo.
Title: Executive Vice-President - Business Development
on behalf of Roscoe Postle Associates Inc. (formerly Scott Wilson Roscoe Postle Associates Inc.)